                                                                 APPENDIX A

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                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 27, 2000

                                 by and between

                           Queens County Bancorp, Inc.

                                       and

                               Haven Bancorp, Inc.

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                                TABLE OF CONTENTS

                                    Exhibits

         Exhibit A -       Form of Affiliate Letter [Section 4.11]

                                       A-1

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                            SECTION

Advisory Board..............................................................4.17
Acquisition Transaction...................................................3.4(g)
Acquisition Proposal .....................................................Intro
Agreement.................................................................Intro
Average Index Price.......................................................6.1(e)
Average Queens Market Value ..............................................1.2(a)
Bank Regulator............................................................2.3(i)
CFS Bank..................................................................2.2(b)
Closing......................................................................7.1
Closing Date.................................................................7.1
Code............................................................Intro. Statement
Confidentiality Agreement....................................................4.1
Converted Options.........................................................1.4(a)
Costs....................................................................4.14(a)
Covered Agreements...........................................................8.8
Covered Person............................................................2.3(y)
Derivatives Contract..................................................2.3(x)(ii)
DGCL.........................................................................1.1
Disclosure Letter............................................................2.1
Effective Date...............................................................7.1
Effective Termination Date............................................6.1(e)(ii)
Effective Time...............................................................7.1
Employment Agreements.....................................................2.3(y)
Environmental Law.....................................................2.3(q)(ii)
ERISA.....................................................................2.3(m)
ERISA Affiliate...........................................................2.4(n)
Exchange Act...........................................................2.3(f)(i)
Exchange Agent............................................................1.3(a)
Exchange Ratio............................................................1.2(a)
Excluded Shares...........................................................1.2(a)
FDIA.................................................................2.3(a)(iii)
FDIC..................................................................2.3(a)(iv)
FHLB..................................................................2.3(a)(iv)
FRB...................................................................2.4(f)(ii)
GAAP......................................................................2.2(b)
Governmental Entity.......................................................2.3(h)
Haven......................................................................Intro
Haven Certificate.........................................................1.2(a)
Haven Common Stock..............................................Intro. Statement
Haven Employee...........................................................4.16(a)
Haven Employee Plans......................................................2.3(m)
Haven's ESOP........................................................4.16(b)(iii)
Haven Option Agreement..........................................Intro. Statement
Haven Option..............................................................1.4(a)
Haven Option Plans........................................................1.4(a)
Haven Pension Plan........................................................2.3(m)
Haven Preferred Stock..................................................2.3(b)(i)
Haven Preferred Share Purchase Right......................................1.2(a)
Haven Qualified Plan......................................................2.3(m)
Haven Rights Agreement....................................................1.2(a)
Haven's Reports........................................................2.3(f)(i)
Haven RRPs...................................................................1.2
Hazardous Material....................................................2.3(q)(ii)
HOLLA.....................................................................2.3(a)
Indemnified Party........................................................4.14(a)
Index Group...............................................................6.1(e)
Index Price...............................................................6.1(e)
Index Ratio...............................................................6.1(e)
Initial Queens Market Value...............................................6.1(e)
IRS.......................................................................2.3(m)
Joint Proxy Statement-Prospectus.......................................2.3(e.e.)
Letter of Transmittal.....................................................1.3(a)
Loan......................................................................2.3(r)
Loan Property.........................................................2.3(q)(ii)
Material Adverse Effect...................................................2.2(b)
Maximum Agreement........................................................4.14(d)
Merger.......................................................................1.1
Merger Consideration......................................................1.2(a)

                                      A-2

NASD..................................................................2.3(f)(ii)
Nasdaq Stock Market......................................................4.10(c)
New Queens Directors.....................................................4.13(a)
New Compensation and Benefits Program................................4.16(a)(ii)
Option Washout Payment....................................................1.7(b)
OREO.................................................................2.3(r)(iii)
OTS.......................................................................2.3(e)
Participation Facility................................................2.3(q)(ii)
PBGC......................................................................2.3(m)
Queens..........................................................Intro. Statement
Queens Bank...............................................................2.2(b)
Queens Common Stock.......................................................1.2(a)
Queens Employee Plan......................................................2.4(n)
Queens Market Value.......................................................6.1(e)
Queens Pension Plan.......................................................2.4(n)
Queens Preferred Stock.................................................2.4(b)(i)
Queens Qualified Plan.....................................................2.4(n)
Queens Ratio................................................................6.16
Queens Rights Agreement ..................................................1.2(a)
Queens' Reports........................................................2.4(f)(i)
Registration Statement...................................................2.3(ee)
Requisite Regulatory Approvals............................................2.3(e)
SAIF..................................................................2.3(a)(iv)
SEC....................................................................2.3(f)(i)
Securities Act...........................................................2.3(ee)
SRO...................................................................2.3(f)(ii)
Significant Subsidiary....................................................2.3(a)
Starting Date.............................................................6.1(e)
Stock Adjustment..........................................................1.2(b)
Stockholder Meeting..........................................................4.8
Subsidiary................................................................2.3(a)
Unsolicited Acquisition Proposal.............................................4.1
Third Party Non-Regulatory Consents.......................................5.1(b)
Valuation Date............................................................6.1(e)
Voting Debt...........................................................2.3(b)(ii)

                                       A-3

                          AGREEMENT AND PLAN OF MERGER

         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of
June, 2000 ("Agreement"), by and between QUEENS COUNTY BANCORP, INC., a Delaware corporation ("Queens"), and HAVEN BANCORP, INC., a Delaware corporation
("Haven").

                             INTRODUCTORY STATEMENT

         The Board of Directors of each of Queens and Haven (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Queens and Haven, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this
Agreement.

         Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Queens' willingness to enter into this Agreement,
Queens and Haven have entered into a stock option agreement ("Option
Agreement"), pursuant to which Haven has granted to Queens an option to purchase shares of Haven's common stock, par value $.01 per share ("Haven Common Stock"), upon the terms and conditions contained therein.

         The parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue
Code of 1986, as amended ("Code"), for federal income tax purposes.

         Queens and Haven desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1. Structure of the Merger. On the Effective Date (as defined herein), Haven will merge with and into Queens ("Merger"), with Queens being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Subject to the receipt of any necessary clearances, the parties intend that the name of the Surviving
Corporation shall be "New York Community Bancorp, Inc." (or a variation thereof acceptable to Queens). Upon consummation of the Merger, the separate corporate existence of Haven shall cease. Queens shall continue to be governed by the laws of the State of Delaware, and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Queens may at any time prior to the Effective Time change the method of effecting the combination with Haven (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (1)
alter or change the amount or kind of consideration to be issued to holders of
Haven Common Stock as provided for in this Agreement, (2) adversely affect the tax treatment of Haven or Haven's stockholders as a result of receiving the
Merger Consideration (as defined herein), (3) materially impede or delay consummation of the transactions contemplated by this Agreement or (4) adversely effect the obligations of Queens hereunder. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         Section 1.2. Effect on Outstanding Shares of Haven Common Stock.

         (a) By virtue of the Merger, automatically and without any action on the part of the holders of Haven Common Stock, each share of Haven Common Stock issued and outstanding at the Effective Time (as defined herein), other than (i)
shares held directly or indirectly by Queens (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii)
shares held by Haven as treasury stock and (iii) unallocated shares held in the
Amended and Restated Columbia Federal Savings Bank Recognition and Retention
Plan for Officers and Employees and the Amended and Restated Columbia Federal
Savings Bank Recognition and Retention Plan for Outside Directors (collectively,
"Haven RRPs") (such shares referred to in clauses (i), (ii) and (iii) being referred to herein as the "Excluded Shares"), together with the related preferred share purchase right ("Haven Preferred Share Purchase Right") issued pursuant to the Stockholder Rights Agreement ("Haven Rights Agreement"), dated as of January 25, 1996, between Haven and Chemical Bank, as Rights Agent, to the extent that they shall exist, shall become and be converted into the right to receive 1.04 shares (the "Exchange Ratio") of Queens common stock par value
$0.01 per share ("Queens Common Stock"), together with the related preferred share purchase right issuable pursuant to any rights agreement entered into by Queens ("Queens Rights Agreement") provided, however, that notwithstanding any other provision hereof, no fraction of a share of Queens
Common Stock and no certificates or scrip therefor will be issued in the Merger;
instead Queens shall pay to each holder of Haven Common Stock who would otherwise be entitled to a fraction of a share of Queens Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the last reported sale price of Queens Common Stock on the day immediately preceding the Effective Time. The shares of Queens Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "Merger
Consideration."

         At and after the Effective Time, each certificate ("Haven Certificate")
previously representing shares of Haven Common Stock (except as specifically set forth in this Section 1.2) shall represent only the right to receive the Merger
Consideration. The record holder of such outstanding Haven Certificate shall, after the Effective Date, be entitled to vote the shares of Queens Common Stock into which the shares of Haven Common Stock evidenced by such certificate shall have been so converted on any matters on which the holders of record of Queens
Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

         (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Queens Common Stock shall have been changed into a different number of shares or into a different class (or a record date for such a change shall have been determined) by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Exchange Ratio shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

         (c) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Queens Common Stock and Queens Preferred Stock
(as defined herein) that are held by Haven, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of Queens.

         Section 1.3. Exchange Procedures.

         (a) Appropriate transmittal materials (the "Letter of Transmittal")
will be mailed within three business days after the Effective Date to each holder of record of Haven Common Stock as of the Effective Time. Prior to the
Effective Time, Queens shall deposit, or shall cause to be deposited, with a bank or trust company as shall be selected by Queens and reasonably acceptable to Haven (the "Exchange Agent"), for the benefit of the holders of shares of
Haven Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 1.2(a), and Queens shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Queens Common Stock to provide for payment of the Queens Common
Stock.

         (b) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to Haven Certificates shall pass, only upon delivery of Haven Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Queens may reasonably determine and (iii)
include instructions for use in effecting the surrender of Haven Certificates in exchange for the Merger Consideration. Upon the proper surrender of Haven
Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Haven Certificates shall be entitled to receive in exchange therefor (1) a certificate representing that number of whole shares of Queens Common Stock that such holder has the right to receive pursuant to Section 1.2 and (2) a check in the amount equal to the cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.2(a) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(c). Haven Certificates so surrendered shall forthwith be canceled. No later than 10 business days following receipt of the properly completed Letter of Transmittal and the requisite Haven Certificates, the Exchange Agent shall distribute Queens Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Queens Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Haven Common Stock not registered in the transfer records of
Haven, the Merger Consideration shall be issued to the transferee thereof if
Haven Certificates representing such Haven Common Stock are presented to the
Exchange Agent, accompanied by all documents required, in the reasonable judgment of Queens and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

         (c) No interest will be paid on the cash in lieu of fractional shares.
Whenever a dividend or other distribution is declared by Queens on Queens Common
Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividends or other distributions declared or made after the Effective Time with respect to Queens Common Stock shall be remitted to any person entitled to receive shares of Queens Common
Stock hereunder until such person surrenders his or her Haven Certificates in accordance with this Section 1.3. Upon the surrender of such person's Haven
Certificates, such person shall be entitled to receive any dividends or other

                                      A-2

distributions, without interest thereon, which theretofore had become payable with respect to shares of Queens Common Stock represented by such person's Haven
Certificates.

         (d) From and after the Effective Time there shall be no transfers on the stock transfer records of Haven of any shares of Haven Common Stock. If, after the Effective Time, Haven Certificates are presented to Queens, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

         (e) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2(a), any dividends or other distributions to be paid pursuant to this Section 1.3 that remains unclaimed by the stockholders of Haven for six months after the Effective Time, as well as any proceeds from any investments, shall be repaid by the Exchange Agent to
Queens upon the written request of Queens. After such request is made, any stockholders of Haven who have not theretofore complied with this Section 1.3 shall look only to Queens for the Merger Consideration deliverable in respect of each share of Haven Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding
Haven Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Queens (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims.
Notwithstanding the foregoing, none of Queens, the Exchange Agent or any other person shall be liable to any former holder of Haven Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) Queens and the Exchange Agent shall be entitled to rely upon
Haven's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Haven Certificate, Queens and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (g) If any Haven Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Haven
Certificate to be lost, stolen or destroyed and, if required by the Exchange
Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Haven Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Haven Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

         Section 1.4. Stock Options.

         (a) Subject to Section 1.4(b), each option to purchase shares of Haven
Common Stock that has been issued by Haven and is outstanding at the Effective
Time (each, a "Haven Option") pursuant to the Haven Incentive Stock Option Plan, the Haven Stock Option Plan for Outside Directors and the Haven Stock Incentive
Plan (collectively, the "Haven Option Plans") shall be converted into an option to purchase shares of Queens Common Stock as follows:

             (i) the aggregate number of shares of Queens Common Stock issuable upon the exercise of each converted Haven Option after the Effective Time shall be equal to the product of (A) the Exchange Ratio multiplied by (B) the number of shares of Haven Common Stock issuable upon exercise of the Haven Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Queens Common Stock; and

             (ii)the exercise price per share of each converted Haven Option shall be equal to the quotient of the exercise price of such Haven Option at the
Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any Haven Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of Queens Common Stock issuable upon exercise of and the exercise price per share for such converted Haven Option determined in the manner provided above shall be further adjusted in such manner as Queens may determine to be necessary to conform to the requirements of Section 424(b) of the Code.
Options to purchase shares of Queens Common Stock that arise from the operation of this Section 1.4 shall be referred to as the "Converted Options." All
Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to Haven Options that they replace.
Prior to the Effective Time, Queens shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this
Section 1.4.

                                      A-3

         (b) Notwithstanding Section 1.4(a) and subject to the provisions of this Section 1.4(b), any Haven Option shall, if so requested by the option holder, be canceled and shall cease to be exercisable. Any such request shall be made in writing in the form and manner specified by Haven and reasonably acceptable to Queens and shall be delivered to Queens at least ten (10) business days prior to the Effective Time. In consideration for such cancellation, each holder of a Haven Option making such request shall be paid, with respect to each
Haven Option so canceled, an amount equal to the excess (if any) of the product of the Queens Market Value (as defined herein) times the Exchange Ratio over the price at which the holder may acquire a share of Haven Common Stock upon exercise of such Haven Option (such excess, the "Option Cashout Payment"). Such payment shall be made as soon as practicable following the Effective Time or, if later in the case of any holder of a Haven Option, the date on which such holder delivers to Haven his written acceptance of an Option Cashout Payment as full and complete consideration for the cancellation of each Haven Option held by such holder. Haven shall take such action as is necessary or appropriate under the terms of Haven's Option Plans to convert each Haven Option for which such a request is timely made as of the Effective Time, into the right to receive an
Option Cashout Payment upon the terms and conditions set forth herein. Such payment hereunder shall be subject to withholding for applicable federal, state and local taxes.

         (c) Prior to the date of Haven stockholders meeting contemplated by
Section 4.8, Haven shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which Haven
Options have been granted to provide for the conversion of Haven Options outstanding at the Effective Time into Converted Options and to effect any other modifications contemplated by Section 1.4(a).

         (d) Concurrently with the reservation of shares of Queens Common Stock to provide for the payment of the Merger Consideration, Queens shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Queens Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. As soon as practicable following the Effective Time, Queens shall (i) cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument, in such form and of such substance as Queens may reasonably determine, evidencing such holder's rights with respect to the
Converted Options; and (ii) file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Queens Common Stock issuable upon exercise of the
Converted Options.

         Section 1.5. Directors and Officers of Queens after Effective Time. At the Effective Time, the directors and officers of Queens shall consist of (a)
the directors and officers of Queens serving immediately prior to the Effective
Time and (b) such additional persons who shall become directors or officers of
Queens as contemplated by Section 4.13 and any employment agreements entered into by and between Queens and any officer of Haven.

         Section 1.6. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By- laws of Queens immediately after the Merger shall be those of Queens as in effect immediately prior to the Effective Time, except as may be affected by the proposed change of name of Queens.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Disclosure Letters. On or prior to the execution and delivery of this Agreement, Haven and Queens each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

         Section 2.2.   Standards.

         (a) No representation or warranty of Haven or Queens contained in
Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect (as defined herein). Haven's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Queens.

                                       A-4

         (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of Haven or Queens, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles ("GAAP") or interpretations thereof that apply to both Queens and Queens County Savings Bank, a New York State chartered savings bank ("Queens Bank") and Haven and CFS Bank, a federally chartered savings association ("CFS Bank"), as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a
Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and (iv), Section
2.3(d), Section 2.3(g)(iii), Section 2.4(a)(i) and (iv), Section 2.4(d),
2.4(g)(ii) or Section 2.4(l) to be true and correct or (y) a representation or warranty contained in Section 2.3(a)(v), Section 2.3(b), Section 2.3(c), clause
(ii) of Section 2.3(e), Section 2.3(f)(i), Section 2.3(k)(i)(E), the first sentence of Section 2.3(m), Section 2.3(p), Section 2.3(u), Section 2.3(aa),
Section 2.4(a)(v), Section 2.4(b), Section 2.4(c), clause (ii) of Section
2.4(e), Section 2.4(f)(i), the first sentence of Section 2.4(n), Section 2.4(q),
Section 2.4(u) and Section 2.4(y) to be true and correct in all material respects.

         (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of
Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

         Section 2.3. Representations and Warranties of Haven. Subject to
Sections 2.1 and 2.2, Haven represents and warrants to Queens that, except as specifically disclosed in Haven's Disclosure Letter:

         (a) Organization. (i) Haven is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners'
Loan Act of 1933, as amended ("HOLA"). CFS Bank is a savings association duly organized, validly existing and in good standing under the laws of the United
States of America and is a wholly-owned Subsidiary (as defined herein) of Haven.
Each Significant Subsidiary (as defined herein) of Haven, other than CFS Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Haven and its Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, and the term "Significant Subsidiary" shall mean each Subsidiary that is a "significant subsidiary" as defined in Regulation S-X, promulgated by the SEC (as defined herein), as in effect as of the date hereof.

            (ii) Haven and each of its Significant Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

            (iii) Haven's Disclosure Letter sets forth all of Haven's
Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Haven owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each such Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Haven owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of
Haven other than CFS Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the
Subsidiaries held by Haven or any of its other Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by Haven or a Subsidiary of Haven free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

            (iv) The deposits of CFS Bank are insured by the Savings Association
Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to
the extent provided in the FDIA. CFS Bank is a member of the Federal Home Loan
Bank ("FHLB") of New York.

            (v) As of the date of this Agreement, CFS Bank is "well managed" and
"well capitalized" as defined under applicable federal banking law and regulation.

         (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Haven consists of 30,000,000 shares of Haven Common
Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Haven
Preferred Stock"). As of the date of this Agreement, (A) 9,119,219 shares of
Haven

                                      A-5

Common Stock were issued and outstanding, (B) no shares of Haven Preferred
Stock were issued and outstanding, (C) no shares of Haven Common Stock were reserved for issuance, except that 1,299,962 shares of Haven Common Stock were reserved for issuance pursuant to Haven Option Plans, which includes 1,299,962 shares reserved for issuance upon the exercise of options that have already been granted under Haven Option Plans, (D) no shares of Haven Preferred Stock were reserved for issuance except pursuant to Haven Rights Agreement and (E) 799,531 shares of Haven Common Stock were held by Haven in its treasury or by its
Subsidiaries. The authorized capital stock of CFS Bank consists of 10,500,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of this date of the Agreement,
1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by Haven. All outstanding shares of capital stock of Haven and CFS Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Haven in its treasury or by its Significant
Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares. Haven's Disclosure Letter sets forth a complete and accurate list of all options to purchase Haven Common Stock that have been granted pursuant to Haven Option Plans and all restricted stock grants under Haven Option Plans and Haven RRPs, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

         (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Haven may vote ("Voting Debt")
are issued or outstanding.

         (iii) Except for the Option Agreement, neither Haven nor any of its
Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Haven or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Haven or any of its Subsidiaries or obligating Haven or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Haven or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Haven or any of its Subsidiaries.

         (c) Authority. Haven has the requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of Haven's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by Haven's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Haven.
This Agreement has been duly executed and delivered by Haven and constitutes a valid and binding obligation of Haven, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of Haven Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Haven required for approval of this Agreement by Haven and the consummation by Haven of the
Merger and the related transactions contemplated hereby. Haven has received the written opinion of Lehman Brothers, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to
Haven's stockholders.

         (e) No Violations. The execution, delivery and performance of this
Agreement and the Option Agreement by Haven do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute (i) assuming
(in the case of this Agreement only) receipt of all Requisite Regulatory
Approvals (as defined herein) and (in the case of this Agreement only) requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Haven or any of its
Significant Subsidiaries, or to which Haven or any of its Significant
Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Haven or the similar organizational documents of any of its Significant
Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Haven or any of its
Significant Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Haven or any of its Significant Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions

                                      A-6

contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (v) the approval of the holders of a majority of the outstanding shares of Haven Common Stock referred to in
Section 2.3(d), (w) the approval of the Office of Thrift Supervision ("OTS")
under the HOLA, the approval of the FDIC under Section 18(c) of the FDIA, the approval of the Board of Governors of the Federal Reserve System under the Bank
Holding Company Act of 1956, as amended (including the approval for Queens to become a financial holding company in connection with the Merger) and the approval of the NASD for a change in control of any broker-dealers, (x) the declaration of effectiveness by the SEC (as defined herein) of the Registration
Statement (as defined herein) and the SEC's approval of Haven's and Queens'
proxy materials, (y) approval of the Antitrust Division of the Department of
Justice or the Federal Trade Commission under the antitrust laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended, or the expiration of any required waiting periods thereunder ((w), (x)
and (y) are, collectively, referred to as the "Requisite Regulatory Approvals")
and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or Option Agreement.

         (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by Haven on or subsequent to December 31, 1998 with the
Securities and Exchange Commission ("SEC") under Section 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")
(collectively, "Haven's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Haven included in Haven's Reports complied, as of its respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10- Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders'
equity contained or incorporated by reference in Haven's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial condition, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

         (ii) Haven and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since
December 31, 1999 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the National
Association of Securities Dealers, Inc. ("NASD"), and (E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

         (g) Absence of Certain Changes or Events. Since March 31, 2000, (i)
Haven and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Haven and its Subsidiaries have conducted their respective businesses, other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto, only in the ordinary course of such businesses and (iii) there has not been any Material Adverse Effect with respect to Haven.

         (h) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or any federal, state, local or foreign governmental or regulatory body (each, a "Governmental Entity") is pending against Haven or any of its Subsidiaries and, to the best of Haven's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (i) Absence of Regulatory Actions. Neither Haven nor any of its
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (each, a "Bank
Regulator"), or has adopted any board resolutions at the request of any Bank
Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

         (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Haven or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and

                                      A-7

accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Haven or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Haven's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Haven or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Haven or any of its Subsidiaries do not file tax returns that Haven or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Haven or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Haven's balance sheet (in accordance with
GAAP). Haven and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Haven and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Haven and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Haven nor any of its
Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the
Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the
Code.

         (k) Agreements. (i) Except for this Agreement, the Option Agreement and arrangements made in the ordinary course of business, Haven and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of
Regulation S-K) to be performed after the date hereof that is required to but has not been filed with or incorporated by reference in Haven's Reports. Except as disclosed in Haven's Reports filed prior to the date of this Agreement, neither Haven nor any of its Subsidiaries is a party to an oral or written (A)
consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of Haven or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Haven or any of its Subsidiaries of the nature contemplated by this Agreement or the Option Agreement, (C) agreement with respect to any employee or director of Haven or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum,
(D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement or (E)
agreement containing covenants that limit the ability of Haven or any of its
Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which,
Haven (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

            (ii) Neither Haven nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

            (iii) Haven and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Haven nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Haven and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         (l) Labor Matters. Neither Haven nor any of its Subsidiaries is or has
ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Haven or any of its
Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Haven or any of its Subsidiaries pending or, to Haven's knowledge, threatened. Haven and its Subsidiaries are in compliance with applicable laws regarding

                                      A-8

employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

         (m) Employee Benefit Plans. Haven's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Haven or any of its Subsidiaries (hereinafter referred to collectively as the "Haven Employee Plans"). All Haven Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any material penalties or taxes under Section 502(i)
of ERISA or Section 4975 of the Code upon Haven or any of its Subsidiaries. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected by Haven or any of its Subsidiaries to be incurred with respect to any
Haven Employee Plan which is subject to Title IV of ERISA ("Haven Pension
Plan"), or with respect to any "single-employer plan" (as defined in Section
4001(a) of ERISA) currently or formerly maintained by Haven or any entity which is considered one employer with Haven under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). No Haven Pension Plan had an
"accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Haven
Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Haven Pension Plan as of the end of the most recent plan year with respect to the respective Haven Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Haven Pension
Plan as of the date hereof; and no notice of a "reportable event" (as defined in
Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Haven Pension Plan within the
12-month period ending on the date hereof. Neither Haven nor any of its
Subsidiaries has provided, or is required to provide, security to any Haven
Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code. Neither Haven, its Subsidiaries, nor any ERISA
Affiliate has contributed to any "multiemployer plan," as defined in Section
3(37) of ERISA, on or after September 26, 1980. Each Haven Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Haven
Qualified Plan") has received a favorable determination letter from the Internal
Revenue Service ("IRS"), and Haven and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Haven's knowledge, threatened litigation, administrative action or proceeding relating to any Haven Employee Plan. Except as provided elsewhere in this Agreement, there has been no announcement or commitment by Haven or any of its Subsidiaries to create an additional Haven
Employee Plan, or to amend any Haven Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such
Haven Employee Plan; and, Haven and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Haven Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of
Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. All contributions required to be made under the terms of any Haven Employee Plan have been timely made or have been reflected on Haven's Reports. With respect to Haven or any of its
Subsidiaries, for Haven Employee Plans listed in Haven's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Haven or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure
(by way of a trust or other vehicle) any benefits payable under any Haven
Employee Plan or accelerate the time of payment or vesting of any such benefit.
With respect to each Haven Employee Plan, Haven has supplied to Queens a true and correct copy of (A) the annual report on the applicable form of the Form
5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Haven Employee Plan, including amendments thereto, (C)
each trust agreement, insurance contract or other funding arrangement relating to such Haven Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such
Haven Employee Plan, if Haven Employee Plan is subject to Title I of ERISA, (E)
the most recent actuarial report or valuation if such Haven Employee Plan is a
Haven Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Haven Employee Plan is a Haven Qualified Plan.

         (n) Title to Assets. Haven and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect.
Each lease pursuant to which Haven or any of its Subsidiaries is lessor is valid and in full force

                                       A-9

and effect, and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Haven and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Haven to be adequate for the current business of Haven and its Subsidiaries.

         (o) Compliance with Laws. Haven and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of
Haven, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Haven have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of Haven and its
Subsidiaries are not being, and have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any
Governmental Entity or any policy or procedure.

         (p) Fees. Other than financial advisory services performed for Haven by
Lehman Brothers, Inc. pursuant to an agreement dated September 17, 1999, a true and complete copy of which is set forth in Haven's Disclosure Letter, neither
Haven nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for
Haven or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         (q) Environmental Matters. (i) With respect to Haven and each of its
Subsidiaries:

              (A) Each of Haven and its Subsidiaries, the Participation
         Facilities (as defined herein), and, to Haven's knowledge, the Loan
         Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

              (B) There is no suit, claim, action, demand, executive or
         administrative order, directive, investigation or proceeding pending or, to Haven's knowledge, threatened, before any court, governmental agency or board or other forum against Haven or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or
         (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

              (C) To Haven's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or
         Haven or any of its Subsidiaries in respect of such Loan Property) (x)
         relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a
         Loan Property;

              (D) To Haven's knowledge, the properties currently owned or operated by Haven or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

              (E) Neither Haven nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

              (F) To Haven's knowledge, there are (i) no underground storage tanks on, in or under any properties owned or operated by Haven or any of its Subsidiaries, any Participation Facility or any Loan Property,
         and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Haven or any of its Subsidiaries, any Participation Facility or any Loan Property; and

              (G) To Haven's knowledge, during the period of (l) Haven's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (m) Haven's or any of its Subsidiaries'
         participation in the management of any Participation Facility or (n)
         Haven's or any of its Subsidiaries' holding of a security interest in a
         Loan Property, there has been no contamination by or release of
         Hazardous Materials in, on, under or affecting such properties. To
         Haven's knowledge, prior

                                      A-10

         to the period of (x) Haven's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Haven's or any of its Subsidiaries' participation in the management of any
         Participation Facility or (z) Haven's or any of its Subsidiaries'
         holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            (ii) The following definitions apply for purposes of this Section
2.3(q) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or any of its Subsidiaries) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any property in which the applicable party (or a Subsidiary of it) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y)
"Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any
Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including, without limitation, (1) the Federal Comprehensive Environmental
Response, Compensation and Liability Act of 1980, the Superfund Amendments and
Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972,
the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource
Conservation and Recovery Act of 1976 (including, but not limited to, the
Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal
Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide
Act, the Federal Occupational Safety and Health Act of 1970 as it relates to
Hazardous Materials, the Federal Hazardous Substances Transportation Act, the
Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act,
the Endangered Species Act, the National Environmental Policy Act, the Rivers
and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (2) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z)
"Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental
Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         (r) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by Haven or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of Haven:

              (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

              (B) neither Haven nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

              (C) Haven or a Subsidiary is the sole holder of legal and
         beneficial title to each Loan (or Haven's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Haven;

              (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

              (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a
         Loan, except as otherwise referenced on the books and records of Haven;

                                      A-11

              (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

              (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

            (ii) The allowance for possible losses reflected in Haven's audited statements of condition at December 31, 1999 and March 31, 2000 (unaudited)
were, and the allowance for possible losses shown on the balance sheets in
Haven's Reports for periods ending after March 31, 2000 will be, adequate, as of the dates thereof, under GAAP applicable to stock savings banks consistently applied.

            (iii) Haven's Disclosure Letter sets forth, as of May 31, 2000, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Haven and its
Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import. The other real estate owned ("OREO") included in any non-performing assets of Haven or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current management appraisals or evaluations to the extent material;
provided, however, that "current" shall mean within the past 12 months.

         (s) Deposits. None of the deposits of Haven or any of its Subsidiaries is a "brokered" deposit.

         (t) Haven Rights Agreement. The Haven Rights Agreement has been amended
(the form of which is set forth in Haven's Disclosure Letter) so as to provide that Queens will not become an "Acquiring Person" and that no "Shares
Acquisition Date" or "Distribution Date" (as such terms are defined in Haven
Rights Agreement) will occur as a result of the approval, execution or delivery of the Covered Agreements or any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of the then outstanding Haven
Common Stock.

         (u) Antitakeover Provisions Inapplicable. Haven and its Subsidiaries
have taken all actions required to exempt Haven and Queens and the Covered
Agreements or any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of the then outstanding Haven Common Stock from any provisions of an antitakeover nature in their organization certificates and bylaws and the provisions of Section 203 of the DGCL.

         (v) Material Interests of Certain Persons. Except as disclosed in
Haven's Proxy Statement for its 2000 Annual Meeting of Stockholders, no officer or director of Haven, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Haven or any of its
Subsidiaries.

         (w) Insurance. Haven and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Haven and its Subsidiaries are in full force and effect, Haven and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

         (x) Investment Securities; Borrowings. (i) Except for investments in
FHLB stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arm's-length transactions pursuant to customary commercial terms and conditions and entered into in the ordinary course of business, and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of Haven included in Haven's Report on Form 10-K for the year ended
December 31, 1999, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1999, is subject to any restriction
(contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

            (ii) Neither Haven nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a
"Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance,

                                      A-12

and listed (as of March 31, 2000) in Haven's Disclosure Letter or disclosed in
Haven's Reports filed on or prior to the date hereof.

            (iii) Set forth in Haven's Disclosure Letter is a true and complete list of Haven's borrowed funds (excluding deposit accounts) as of June 23, 2000.

         (y) Indemnification. Neither Haven nor any of its Subsidiaries is a
party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or have served as a director or officer of Haven or any of its Subsidiaries or who serve or have served in any other capacity with any other enterprise at the request of
Haven (a "Covered Person"), except as provided in Haven's employment agreements with Covered Persons ("Employment Agreements"), the organization certificate or bylaws of Haven or any of its Subsidiaries, or as required by any applicable law or regulation, and, to the best knowledge of Haven, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of Haven or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

         (z) Books and Records. The books and records of Haven and its
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         (aa) Corporate Documents. Haven has made available to Queens true and complete copies of its certificate of incorporation and bylaws and of CFS Bank's organization certificate and bylaws. The minute books of Haven and each
Significant Subsidiary contain records of all meetings and other corporate actions taken by their respective boards of directors (and each committee thereof) and their stockholders and are complete and correct in all material respects.

         (bb) Liquidation Account. The Merger will not result in any payment or distribution payable out of the liquidation account of CFS Bank established in connection with CFS Bank's conversion from mutual to stock form.

         (cc) Tax Treatment of the Merger. As of the date hereof, Haven has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the
Code.

         (dd) Beneficial Ownership of Queens Common Stock. As of the date hereof, Haven does not beneficially own any shares of Queens Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Queens Common Stock.

         (ee) Registration Statement. The information regarding Haven to be supplied by Haven for inclusion in (i) the Registration Statement (as defined herein) on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by
Queens for the purpose of, among other things, registering the Queens Common
Stock to be issued to Haven's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the joint proxy statement to be filed with the SEC by Haven and Queens under the Exchange
Act and distributed in connection with Haven's and Queens' respective meeting of stockholders to vote upon this Agreement (together with the prospectus included in the Registration Statement, the "Joint Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 2.4. Representations and Warranties of Queens. Subject to
Sections 2.1 and 2.2, Queens represents and warrants to Haven that, except as specifically disclosed in Queens' Disclosure Letter:

         (a) Organization. (i) Queens is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of
1956, as amended. Queens Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York and is a wholly-owned
Subsidiary of Queens. Each Significant Subsidiary of Queens, other than Queens
Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Queens and its Significant Subsidiaries
has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            (ii) Queens and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                                      A-13

            (iii) Queens' Disclosure Letter sets forth all of Queens'
Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which
Queens owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each such Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Queens owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No
Subsidiary of Queens other than Queens Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.
All of the shares of capital stock of each of the Subsidiaries held by Queens or any of its other Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by
Queens or a Subsidiary of Queens free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

            (iv) The deposits of Queens Bank are insured by the Bank Insurance
Fund or SAIF of the FDIC to the extent provided in the FDIA.

         (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Queens consists of 60,000,000 shares of Queens
Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share
("Queens Preferred Stock"). As of the date of this Agreement, (A) 20,764,910 shares of Queens Common Stock were issued and outstanding, (B) no shares of
Queens Preferred Stock were issued and outstanding, (C) no shares of Queens
Common Stock were reserved for issuance, except that 2,400,290 shares of Queens
Common Stock were reserved for issuance pursuant to the Queens County Bancorp,
Inc. 1993 Incentive Stock Option Plan, the Queens County Savings Bank 1993
Directors' Stock Option Plan and the Queens County Savings Bank 1997 Stock
Option Plan, (D) no shares of Queens Preferred Stock were reserved for issuance except pursuant to the Queens Rights Agreement and (E) 10,205,783 shares of
Queens Common Stock were held by Queens in its treasury or by its Subsidiaries.
The authorized capital stock of Queens Bank consists of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the
Effective Time will be, owned by Queens. All outstanding shares of capital stock of Queens and Queens Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Queens in its treasury or by its Significant Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and, as of the date hereof, there are no agreements or understandings with respect to the voting or disposition of any such shares.

            (ii) As of the date of this Agreement, no Voting Debt of Queens is issued or outstanding.

            (iii) As of the date of this Agreement, neither Queens nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Queens or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of
Queens or any of its Subsidiaries or obligating Queens or any of its
Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Queens or any of its
Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Queens or any of its Subsidiaries.

         (c) Authority. Queens has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of Queens' stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by Queens'
stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Queens.
This Agreement has been duly executed and delivered by Queens and constitutes a valid and binding obligation of Queens, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of the Queens Common Stock entitled to vote on this Agreement is the only vote of the stockholders of
Queens required for approval of this Agreement by Queens and the consummation of the Merger and the related transactions contemplated hereby. Queens has received the written opinion of Salomon Smith Barney to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to
Queens.

                                      A-14

         (e) No Violations. The execution, delivery and performance of this
Agreement by Queens do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite
Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of
Queens or any of its Significant Subsidiaries, or to which Queens or any of its
Significant Subsidiaries (or any of their respective properties) is subject,
(ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Queens or the similar organizational documents of any of its Significant Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of
Queens or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Queens or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (w) the approval of the holders of a majority of the outstanding shares of Queens Common
Stock referred to in Section 2.4(d), (x) the Requisite Regulatory Approvals, (y)
the declaration of effectiveness by the SEC of the Registration Statement and the SEC's approval of Queens' and Haven's proxy materials and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement.

         (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by Queens, on or subsequent to December 31, 1998, with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act
(collectively, "Queens' Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Queens included in Queens' Report complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10- Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders'
equity contained or incorporated by reference in Queens' Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial condition, results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

            (ii) Queens and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since
December 31, 1999 with (A) the Federal Reserve Board (the "FRB"), (B) the New
York Banking Department, (C) the SEC, (D) the NASD and (E) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

         (g) Absence of Certain Changes or Events. Except as disclosed in
Queens' Reports filed on or prior to the date of this Agreement, from the date of March 31, 2000, there has not been any Material Adverse Effect with respect to Queens.

         (h) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or Governmental Entity is pending against Queens or any of its Subsidiaries, and, to the best of Queens' knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (i) Absence of Regulatory Actions. Neither Queens nor any of its
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank
Regulator, or has adopted any board resolutions at the request of any Bank
Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

         (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Queens or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and

                                      A-15

accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Queens or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Queens'
balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

         (k) Agreements. (i) Except for arrangements made in the ordinary course of business, as of the date hereof Queens and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that is required to but has not been filed with or incorporated by reference in Queens' Report. Except as disclosed in Queens'
Report filed prior to the date of this Agreement, as of the date hereof neither
Queens nor any of its Subsidiaries is a party to an oral or written agreement containing covenants that limit the ability of Queens or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Queens
(including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

            (ii) Neither Queens nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

            (iii) Queens and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Queens nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Queens and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

         (l) Queens Common Stock. The shares of Queens Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this
Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

         (m) Labor Matters. Neither Queens nor any of its Subsidiaries is or has
ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Queens or any of its
Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Queens or any of its Subsidiaries pending or, to Queens' knowledge, threatened. Queens and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

         (n) Employee Benefit Plans. Queens' Disclosure Letter contains a complete and accurate list as of the date hereof of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Queens or any of its Subsidiaries (hereinafter referred to collectively as the "Queens Employee
Plans"). All of the Queens Employee Plans comply in all respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or
Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon Queens or any of its Subsidiaries. No liability to the PBGC has been or is expected by Queens or any of its Subsidiaries to be incurred with respect to any
Queens Employee Plan which is subject to Title IV of ERISA ("Queens Pension
Plan"), or with respect to any "single-employer plan" (as defined in Section
4001(a) of ERISA) currently or formerly maintained by Queens or any entity which is considered one employer with Queens under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). No Queens Pension Plan had an
"accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Queens
Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Queens Pension Plan as of the end of the most recent plan year with respect to the respective Queens Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Queens Pension
Plan as of the date hereof; and no notice of a "reportable event" (as defined in
Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Queens Pension Plan within the
12-month period ending on the date hereof. Neither Queens nor any of its
Subsidiaries

                                      A-16

has provided, or is required to provide, security to any Queens Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29)
of the Code. Neither Queens, its Subsidiaries, nor any ERISA Affiliate has
contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Queens Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Queens Qualified
Plan") has received a favorable determination letter from the IRS, and Queens and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Queens Qualified
Plan that is an "employee stock ownership plan" (as defined in Section
4975(e)(7) of the Code) has satisfied all of the applicable requirements of
Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such Queens Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to Queens' knowledge, threatened litigation, administrative action or proceeding relating to any Queens Employee Plan. As of the date of this
Agreement, there has been no announcement or commitment by Queens or any of its
Subsidiaries to create an additional Queens Employee Plan, or to amend any
Queens Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Queens Employee Plan; and, Queens and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Queens Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or
Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to Queens or any of its Subsidiaries, for the Employee Plans listed in Queens' Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Queens or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Queens Employee Plan or accelerate the time of payment or vesting of any such benefit. All contributions required to be made under the terms of any Queens Employee Plan have been timely made or have been reflected on Queens' Reports. With respect to each Queens Employee
Plan, Queens has supplied to Haven a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Queens Employee
Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Queens Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Queens Employee Plan, if the Queens
Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Queens Employee Plan is a Queens Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F)
the most recent determination letter issued by the IRS if such Queens Employee
Plan is a Queens Qualified Plan.

         (o) Title to Assets. Queens and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect.
Each lease pursuant to which Queens or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Queens and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Queens to be adequate for the current business of Queens and its Subsidiaries.

         (p) Compliance with Laws. Queens and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of
Queens, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Queens have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of Queens and its
Subsidiaries are not being, and have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any
Governmental Entity or any policy or procedure.

         (q) Fees. Other than the financial advisory services performed for
Queens by Salomon Smith Barney, the fee for which is set forth in Queens'
Disclosure Letter, neither Queens nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Queens or any of its Subsidiaries in connection with this
Agreement or the transactions contemplated hereby.

                                      A-17

         (r) Environmental Matters. With respect to Queens and each of its
Subsidiaries:

            (i) Each of Queens and its Subsidiaries, the Participation
Facilities and, to Queens' knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

            (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to
Queens' knowledge, threatened, before any court, governmental agency or board or other forum against Queens or any of its Subsidiaries or any Participation
Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

            (iii) To Queens' knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Queens or any of its
Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any
Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

            (iv) To Queens' knowledge, the properties currently owned or operated by Queens or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any
Hazardous Material other than as permitted under applicable Environmental Law;

            (v) Neither Queens nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any
Environmental Law;

            (vi) To Queens' knowledge, (A) there are no underground storage tanks on, in or under any properties owned or operated by Queens or any of its
Subsidiaries, any Participation Facility or any Loan Property, and (B) no
underground storage tanks have been closed or removed from any properties owned or operated by Queens or any of its Subsidiaries, any Participation Facility or
any Loan Property; and

            (vii) To Queens' knowledge, during the period of (l) Queens' or any of its Subsidiaries' ownership or operation of any of their respective current properties, (m) Queens' or any of its Subsidiaries' participation in the management of any Participation Facility or (n) Queens' or any of its
Subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Queens' knowledge, prior to the period of (x) Queens' or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Queens' or any of its Subsidiaries' participation in the management of any Participation Facility or (z) Queens' or any of its
Subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

         (s) Deposits. As of the date hereof, none of the deposits of Queens or any of its Subsidiaries is a "brokered" deposit.

         (t) Insurance. Queens and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Queens and its Subsidiaries are in full force and effect, Queens and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

         (u) Borrowings. Set forth in Queens' Disclosure Letter is a true and complete list of Queens' borrowed funds (excluding deposit accounts) as of the date hereof.

         (v) Books and Records. The books and records of Queens and its
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         (w) Corporate Documents. Queens has made available to Haven true and complete copies of its certificate of incorporation and bylaws and of Queens
Bank's organization certificate and bylaws. The minute books of Queens and each
Significant Subsidiary contain records of all meetings and other corporate actions

                                      A-18

taken by their respective boards of directors (and each committee thereof) and their stockholders and are complete and correct in all material respects.

         (x) Tax Treatment of the Merger. As the date hereof, Queens has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the
Code.

         (y) Beneficial Ownership of Haven Common Stock. As of the date hereof,
Queens does not beneficially own any shares of Haven Common Stock and, other than as contemplated by the Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Haven
Common Stock.

         (z) Registration Statement. The information to be supplied by Queens for inclusion in (i) the Registration Statement or (ii) the Joint Proxy
Statement-Prospectus will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE III

                           CONDUCT PENDING THE MERGER

         Section 3.1. Conduct of Haven's Business Prior to the Effective Time.
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Haven shall, and shall cause its
Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) not knowingly take any action which would adversely affect or delay the ability of Haven, CFS Bank, Queens or Queens Bank to perform their respective covenants and agreements on a timely basis under this Agreement, (iv)
not knowingly take any action which would adversely affect or delay the ability of Haven, CFS Bank, Queens or Queens Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) not knowingly take any action that results in or is reasonably likely to have a Material Adverse Effect on Haven or CFS Bank.

         Section 3.2. Forbearance by Haven. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulator, during the period from the date of this Agreement to the Effective Time, Haven shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Queens, which consent shall not be unreasonably withheld or delayed:

            (a) change any provisions of the certificate of incorporation or bylaws of Haven or the similar governing documents of any of its Subsidiaries;

            (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Haven except pursuant to (i) the exercise of stock options granted pursuant to the Haven
Option Plans in existence prior to the date hereof, (ii) the exercise of stock options or warrants as set forth in Haven's Disclosure Letter or consistent with
Section 1.4 of this Agreement, (iii) the Option Agreement or (iv) the terms of the Haven Rights Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for (A) Haven's regular quarterly dividend of $0.075, and (B) dividends by wholly- owned Subsidiaries)
or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the
Board of Directors of Haven shall cause its regular quarterly dividend record dates and payment dates to be the same as Queens' regular quarterly dividend record dates and payments dates for Queens Common Stock (i.e., Haven's quarterly dividend expected to have a record date in September or October, 2000 shall be postponed to conform to the Queens dividend that is expected to have a record date in November, 2000), and Haven shall not thereafter change its regular dividend payment dates and record dates.

            (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary of Haven or (ii) cancel, release or assign any indebtedness in individual amounts of greater than $100,000 of any individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to Queens;

                                      A-19

            (d) except to the extent required by law or as disclosed in Section
3.2(d) of Haven's Disclosure Letter or specifically provided for elsewhere herein, increase the compensation or fringe benefits of any of its employees or directors other than general increases in compensation to employees having a title of Vice President and below made in the ordinary course of business consistent with past practice, which increases do not exceed in any individual case 15% of the annual rate of base salary in effect on the date of this
Agreement for such individual and 6% in the aggregate of the annual rate of base year salary in effect on the date of this Agreement for such group, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Haven
Employee Plan (as defined herein) with or for the benefit of any employee or director; or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

            (e) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1999, except as required by changes in
GAAP as concurred in by Haven's independent auditors;

            (f) except as set forth in Haven's Disclosure Letter, settle any claim, action or proceeding involving any liability of Haven or any of its
Subsidiaries for money damages in excess of $100,000 or impose material restrictions upon the operations of Haven or any of its Subsidiaries;

            (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Haven, except in satisfaction of debts previously contracted;

            (h) except pursuant to commitments existing at the date hereof which have previously been disclosed to Queens, make any real estate loans secured by undeveloped land or real estate located outside the States of New York, New
Jersey and Connecticut (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the States of New York, New Jersey and
Connecticut;

            (i) establish or commit to the establishment of any new branch or other office facilities other than as set forth in Haven's Disclosure Letter;

            (j) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            (k) make any investment in any debt security, including
mortgage-backed and mortgage related securities, other than U.S. government and
U.S. government agency securities with final maturities not greater than two years or reinvestments of interest on, and prepayments and payments at maturity of the principal of mortgage-backed or mortgage related securities in mortgage-backed or mortgage related securities that are purchased in the ordinary course of business consistent with past practice;

            (l) other than by and among CFS Bank and any of its Subsidiaries, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than (i) in the ordinary course of business consistent with past practice in individual amounts not to exceed
$50,000, (ii) investments for Haven's portfolio made in accordance with Section
3.2(k), (iii) the purchase of FHLB stock necessary to maintain Haven's membership status with the FHLB of New York and (iv) pursuant to contractual commitments existing as of the date hereof as set forth in Section 3.2(l) of
Haven's Disclosure Letter;

            (m) enter into any contract or agreement that is not terminable within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than
$100,000 per annum and other than contracts or agreements permitted by other clauses of this Section 3.2;

            (n) make, renegotiate, renew, increase, extend or purchase any (i)
loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (a)
in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower (except for commercial real estate loans which shall be limited to $3.5 million to any individual borrower and except for small business and commercial loans which shall be limited to $300,000 to any individual borrower) or (b) loans or advances as to which Haven or any
Subsidiary has a legally binding obligation to make such loan or advances as of the date hereof; provided, however, that Haven and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans;" or (ii) loans, advances or commitments to directors, officers or other affiliated parties of Haven or any of its
Subsidiaries;

                                      A-20

            (o) incur any additional borrowings beyond those set forth on
Haven's Disclosure Letter other than short-term (two years or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Haven or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

            (p) make any capital expenditures in excess of $50,000 per expenditure other than (i) pursuant to binding commitments existing on the date hereof, (ii) expenditures necessary to replace or maintain existing assets in good repair and (iii) expenditures necessary to establish any new branches set forth in Section 3.2(i) of Haven's Disclosure Letter;

            (q) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Haven or CFS Bank prior to the date of this
Agreement and disclosed in writing to Queens in Section 3.2(q) of Haven's
Disclosure Letter;

            (r) elect to the Board of Directors of Haven any person who is not a member of the Board of Directors of Haven as of the date of this Agreement;

            (s) make any tax election other than in the ordinary course of business consistent with past practice; or

            (t) agree or commit to take any action that is prohibited by this
Section 3.2.

            In the event that Queens does not respond in writing to Haven within four business days of receipt by Queens of a written request for Haven to engage in any of the actions for which Queens' prior written consent is required pursuant to this Section 3.2, Queens shall be deemed to have consented to such action. Any request by Haven or response thereto by Queens shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within four business days shall constitute consent.

         Section 3.3. Conduct of Queens' Business Prior to the Effective Time.
Except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulator, during the period from the date of this Agreement to the Effective Time, Queens shall not, and shall not permit
Queens Bank to, materially change the nature of its or Queens Bank's business plan or eliminate any material business line in existence on the date hereof without first consulting with the Chairman of the Board and Chief Executive
Officer or the President of Haven.

         Section 3.4. Forbearance by Queens. Except as otherwise provided in this Agreement and except to the extent required by law or regulation or any
Bank Regulator, during the period from the date of this Agreement to the
Effective Time, Queens shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Haven, which consent shall not be unreasonably withheld or delayed:

            (u) change any provisions of the certificate of incorporation or bylaws of Queens, other than to increase the authorized capital stock of Queens or issue shares of preferred stock thereunder;

            (v) make, declare or pay any dividend (except for Queens' regular quarterly dividend, which shall not be increased by more than $0.05 from the prior quarter's dividend, and dividends of Queens' wholly-owned subsidiaries) or make any other distribution on its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

            (w) knowingly take any action which (1) would materially adversely affect its ability to consummate the Merger; (2) is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code; or (3) is intended or is reasonably likely to result in
(i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the
Effective Time, (ii) any of the conditions to the Merger set forth in Article V not being satisfied or (iii) a material violation of any provision of this
Agreement;

            (x) change its method of accounting as in effect at December 31,
1999, except as permitted by GAAP as concurred in by Queens' independent auditors;

            (y) elect to the Board of Directors of Queens any person who is not a member of the Board of Directors of Queens as of the date of this Agreement other than to fill a vacancy that arises due to the death, disability, resignation or retirement of a director and if, within two years after the
Effective Time, a New Queens Director, New Queens Bank Director or Continuing
CFS Bank Director ceases to be a director of Queens, Queens Bank or CFS Bank, respectively, thereby creating a vacancy on the Queens Board of Directors,
Queens

                                      A-21

Bank Board of Directors or the CFS Bank Board of Directors (so long as it shall exist), such Board of Directors shall elect a new member, selected by Queens, in its discretion. Queens shall give first consideration to persons who were members of the Haven Board as of the date hereof to fill such vacancy;

         (z) enter into an agreement with respect to an Acquisition Transaction
(as defined herein) with a third party which is conditioned on Queens not completing the Merger; provided that the foregoing shall not prevent Queens or any of its Subsidiaries from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of Queens desirable in the conduct of the business of
Queens and its Subsidiaries and would not, in the reasonable judgment of Queens, likely delay the Effective Time to a date subsequent to the date set forth in
Section 7.1 of this Agreement. For purposes of this Agreement, "Acquisition
Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Queens, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Queens or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Queens;
provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Queens and its Subsidiaries; or

         (aa) agree or commit to take any action that is prohibited by this
Section 3.4.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1. Acquisition Proposals. Haven agrees that neither it nor any of its Subsidiaries, nor any of the respective officers and directors of
Haven or any of its Subsidiaries, shall, and Haven shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to Haven's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Haven or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition
Proposal; provided, however, that nothing contained in this Agreement shall prevent Haven or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "Unsolicited
Acquisition Proposal") if the Board of Directors receives from the person so requesting such information executed confidentiality agreement on terms substantially equivalent to those contained in such confidentiality agreements between Queens and Haven, dated as of April 12, 2000 (the "Confidentiality
Agreement"); or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) the Board of
Directors of Haven, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the Board of Directors of Haven, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Haven and its stockholders. Haven will notify Queens immediately orally (within one business day) and in writing (within three business days) if any such Acquisition
Proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with Haven after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Queens informed of any developments with respect thereto immediately upon the occurrence thereof.
Subject to the foregoing, Haven will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Haven will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1.
Haven will promptly request each person (other than Queens) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Haven or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Haven or any of its Subsidiaries.

         Section 4.2.   Certain Policies of Haven.

         (a) At the request of Queens, Haven shall cause CFS Bank to modify and change its loan, litigation and real estate valuation policies and practices
(including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all
Requisite Regulatory

                                      A-22

Approvals and stockholder approvals are received, and after receipt of written confirmation from Queens that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Queens Bank;
provided, however, that Haven shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws or regulations.

         (b) Haven's representations, warranties and covenants contained in this
Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. Queens agrees to hold harmless, indemnify and defend Haven and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

         Section 4.3.   Access and Information.

         (a) Upon reasonable notice, Haven and Queens shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, Haven shall make available to Queens all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger. Queens and
Haven shall not, and shall cause their respective representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of Queens and Haven will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 or otherwise obtained in connection with the transactions contemplated by this Agreement unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same or destroyed; provided, however, that an officer's certificate attesting as to such destruction has been provided to the other party.

         (b) During the period of time beginning on the day application materials are deemed complete by the OTS, the FDIC and the FRB, to the extent an application was required to be filed with such regulator, and continuing to the
Effective Time, including weekends and holidays, Haven shall cause CFS Bank to provide Queens, Queens Bank and their authorized agents and representatives full access to CFS Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Queens Bank after the Effective Time; provided that:

            (i) reasonable advance notice of each entry shall be given to CFS
Bank and CFS Bank approves of each entry, which approval shall not be unreasonably withheld;

            (ii) CFS Bank shall have the right to have its employees or contractors present to inspect the work being done;

            (iii) to the extent practicable, such work shall be done in a manner that will not interfere with CFS Bank's business conducted at any affected branch offices;

            (iv) all such work shall be done in compliance with all applicable laws and government regulations, and Queens shall be responsible for the procurement, at Queens' expense, of all required governmental or administrative permits and approvals;

            (v) Queens shall maintain appropriate insurance satisfactory to CFS
Bank in connection with any work done by Queens' agents and representatives pursuant to this Section 4.3;

            (vi) Queens shall reimburse CFS Bank for any out-of-pocket costs or expenses incurred by CFS Bank in connection with this undertaking; and

                                      A-23

            (vii) in the event this Agreement is terminated in accordance with
Article VI hereof, Queens, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

         Section 4.4. Certain Filings, Consents and Arrangements. Queens and
Haven shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by Option Agreement; and (b) cooperate with one another in promptly
(i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and
(ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers. Each party shall provide the other party with (i) a copy of all applications, notices and filings referred to in this Section 4.4 together with all attachments (other than biographical and financial disclosure forms), no less than five days before filing such application, notice or filing with the applicable Governmental Entity and (ii) a copy of all applications, notices and filings referred to in this Section 4.4 filed with any Governmental Entity. Each party shall notify the other of the receipt of any comments of any Governmental
Entity with respect to any application, notice or filing in connection with this
Agreement and shall provide the other party with copies of all correspondence between that party or any representative of that party and the Governmental
Entity and copies of any amendments or supplements to any application, notice or filing.

         Section 4.5.   Antitakeover Provisions.

            (a) Haven and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt Queens, the Covered
Agreements and any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of then outstanding shares of Haven Common
Stock, from any provisions of an antitakeover nature in Haven's or its
Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of Section 203 of the DGCL and (ii) upon the request of Queens, to assist in any challenge to the applicability to the foregoing of
Section 203 of the DGCL.

            (b) Except for amendments approved in writing by Queens, Haven will not, following the date hereof, amend or waive any of the provisions of, or take any action to exempt any other persons from the provisions of, Haven Rights
Agreement in any manner that adversely affects Queens or Queens Bank with respect to the consummation of the Merger or, except as provided in the next sentence, redeem the rights thereunder; provided, however, that nothing herein shall prevent Haven from amending or otherwise taking any action under the Haven
Rights Agreement to delay the Distribution Date (as defined in the Haven Rights
Agreement). If requested by Queens, but not otherwise, Haven will redeem all outstanding Haven Preferred Share Purchase Rights at a redemption price of not more than $.01 per Haven Preferred Share Purchase Right effective immediately prior to the Effective Time.

         Section 4.6. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as expeditiously as possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable
Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         Section 4.7. Publicity. The initial press release announcing this
Agreement shall be a joint press release and thereafter Haven and Queens shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with the Nasdaq
Stock Market or any national securities exchange with respect thereto.

         Section 4.8. Stockholders Meetings. Haven and Queens each shall take all action necessary, in accordance with applicable law and its respective corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent the Board of Directors of each of Haven or Queens, as the case may be, after consultation with outside legal counsel, in good faith deems such action or inaction to be legally necessary for the proper discharge of its fiduciary duties under applicable law the Board of Directors of each of Haven and Queens shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this
Agreement and (b) use its commercially reasonable efforts to solicit such approvals. Haven and Queens, in consultation with the

                                      A-24

other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. Haven and Queens shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

            Section 4.9. Joint Proxy Statement-Prospectus; Comfort Letters. (i)
Queens and Haven shall cooperate with respect to the preparation of a
Registration Statement for the shares of Queens Common Stock to be issued in the
Merger and a Joint Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy
Statement-Prospectus with the SEC as soon as practicable after the date hereof, respond to comments of the staff of the SEC and, promptly after the Registration
Statement is declared effective by the SEC, mail the Joint Proxy Statement-
Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of Haven and Queens. Queens and Haven each represents and covenants to the other that the Joint Proxy
Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (ii) Queens shall cause KPMG, LLP, its independent public accounting firm, to deliver to Haven, and Haven shall cause KPMG, LLP, its independent public accounting firm, to deliver to Queens and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or
"agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of
Haven and the date of mailing of the Joint Proxy Statement for the Stockholders meeting of Queens, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined herein).

         Section 4.10.  Registration of Queens Common Stock.

            (a) Queens shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and Queens and Haven shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Queens will advise Haven promptly after Queens receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Queens will provide Haven with as many copies of such Registration
Statement and all amendments thereto promptly upon the filing thereof as Haven may reasonably request.

            (b) Queens shall use its commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

            (c) Queens shall use its commercially reasonable efforts to list, prior to the Effective Time, on the National Market System of The Nasdaq Stock
Market, Inc. ("Nasdaq Stock Market"), or on such other exchange as Queens Common
Stock shall then be trading, subject only to official notice of issuance, the shares of Queens Common Stock to be issued by Queens in exchange for the shares of Haven Common Stock.

            Section 4.11. Affiliate Letters. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, Haven shall deliver to Queens a letter identifying all persons who, to the knowledge of
Haven, may be deemed to be "affiliates" of Haven under Rule 145 of the
Securities Act including, without limitation, all directors and executive officers of Haven. Within two weeks after delivery of such letter, Haven shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit A, executed by each such person so identified as an affiliate of Haven agreeing (i) to comply with Rule 145, and (ii) to be present in person or by proxy and vote in favor of the Merger at the Haven Stockholders Meeting.

            Section 4.12. Notification of Certain Matters. Each party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its Subsidiaries taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Haven and
Queens shall give prompt notice to the other party of any notice or

                                      A-25

other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

         Section 4.13.  Directors and Officers.

         (a) Queens agrees to cause three persons who are members of the Haven
Board of Directors on the date hereof, selected by Queens in its discretion, who are willing so to serve ("New Queens Directors"), to be elected or appointed as directors of Queens and two persons who are currently members of the Haven Board of Directors, selected by Queens in its discretion, who are willing to so serve
("New Queens Bank Directors") to be elected or appointed to the Board of
Directors of Queens Bank at, or as promptly as practicable after, the Effective
Time (such appointment or election of New Queens Directors and New Queens Bank
Directors, respectively, to be as evenly distributed as possible among the classes of Queens and Queens Bank directors, respectively). The existing members of the CFS Bank Board of Directors shall resign as of the Effective Time, and the Board of Directors of CFS Bank, following the Effective Time, shall include three members of the Haven Board of Directors as of the date hereof, as selected by Queens in its discretion, and eight members from among the existing Directors of Queens and Queens Bank, or otherwise as determined by Queens ("Continuing CFS
Bank Directors"). Queens may, in its discretion, select the same person for more than one Board position. Queens agrees not to increase the size of the Queens
Board of Directors beyond 11 members for a period of two years following the
Effective Time; provided, however, that Queens may increase the size of the
Queens Board of Directors during such two year period in order to appoint one or more persons to such board who, immediately prior to such time, were directors of a financial organization then being acquired by Queens.

         (b) Queens shall honor (i) the Employment Agreements and the Change in
Control Agreements between Haven and, respectively, those persons listed in
Section 4.13 of Haven's Disclosure Letter, each as amended and restated as of the date set forth for such person therein and (ii) the Employment Agreements and the Change in Control Agreements between CFS Bank and, respectively, those persons listed in Section 4.13 of Haven's Disclosure Letter, each as amended and restated as of the date set forth for such person therein.

         Section 4.14.  Indemnification; Directors' and Officers' Insurance.

         (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Queens agrees to indemnify and hold harmless each director and officer of Haven or any of its Subsidiaries as of the date of this Agreement
(each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this
Agreement, including the entering into the Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such
Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Haven or any of its Subsidiaries under the
DGCL.

         (b) Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Queens thereof, but the failure to so notify shall not relieve Queens of any liability it may have hereunder to such
Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) Queens shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party, and Queens shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Queens does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Queens and the
Indemnified Party, the Indemnified Party may retain counsel satisfactory to such
Indemnified Party, and Queens shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that Queens shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such
Indemnified Parties would present such counsel with a conflict of interest; (ii)
the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Queens shall not be liable for any settlement effected by an
Indemnified Party without its prior written consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

         (c) Queens shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

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         (d) For a period of six years after the Effective Time, Queens shall cause to be maintained in effect for the former directors and officers of Haven coverage under Queens' policy of directors and officers liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by Haven; provided, however, that in no event shall Queens be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.14(d), any premium per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Haven for such insurance ("Maximum Agreement"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Queens shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of Haven may be required to make application and provide customary representations and warranties to Queens' insurance carrier for the purpose of obtaining such insurance.

         Section 4.15. Tax-Free Reorganization Treatment. Prior to the Effective
Time, neither Queens nor Haven shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective
Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective
Time, Queens shall not take any action within its control that would disqualify the Merger as a tax-free reorganization under the Code.

         Section 4.16.  Employees; Benefit Plans and Programs.

         (a) Each person who is employed by Haven or CFS Bank immediately prior to the Effective Time (a "Haven Employee") shall, at the Effective Time, become an employee of Queens or Queens Bank or shall remain an employee of CFS Bank.
Beginning at the Effective Time, each Haven Employee shall serve Queens, Queens
Bank or CFS Bank in the same capacity in which he or she served immediately prior to the Effective Time and upon the same terms and conditions generally applicable to other employees of Queens or Queens Bank with comparable positions, with the following special provisions:

            (i) No Haven Employee shall be, or have or exercise the authority of, an officer of Queens or Queens Bank unless and until elected or appointed an officer of Queens or Queens Bank in accordance with Queens' or Queens Bank's bylaws;

            (ii) At or as soon as practicable following the Effective Time,
Queens and Queens Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis ("New Compensation and Benefits Program"). The New Compensation and
Benefits Program may contain any combination of new plans, continuations of plans maintained by Queens or Queens Bank immediately prior to the Effective
Time and continuation of plans maintained by Haven or CFS Bank immediately prior to the Effective Time as Queens, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New
Compensation and Benefits Program at the Effective Time, Queens and Queens Bank
shall continue in effect any comparable plan maintained immediately prior to the
Effective Time for the respective employees of Queens, Haven, Queens Bank and
CFS Bank for a transition period. During the transition period, the persons who were employees of Haven or CFS Bank immediately prior to the Effective Time who become employees of Queens or Queens Bank or remain employees of CFS Bank at the
Effective Time shall continue to participate in the plans of Haven and CFS Bank that are continued for transitional purposes, and all other employees of Queens or Queens Bank will participate only in the comparable plans of Queens and
Queens Bank that are continued for transitional purposes.

            (iii) Each constituent part of the New Compensation and Benefits
Program shall recognize, in the case of persons employed by Queens, Queens Bank,
Haven or CFS Bank immediately prior to the Effective Time who are also employed by Queens, Queens Bank or CFS Bank immediately after the Effective Time, all service with Queens, Queens Bank, Haven or CFS Bank as service with Queens,
Queens Bank and CFS Bank for eligibility, participation, vesting and all other such purposes except for purposes of any post-retirement, health and life insurance benefits.

            (iv) In the case of any constituent part of the New Compensation and
Benefits Program which is a life, health or long-term disability insurance plan:
(A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by Queens, Queens Bank, Haven and CFS Bank as of the
Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable life health plans maintained by Queens, Queens Bank, Haven and CFS Bank as of the
Effective Time and (C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

                                      A-27

         (b) (i) Queens shall assume the obligations of Haven and CFS Bank with respect to any severance plans or agreements identified in Haven's Disclosure
Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due. In the event of the termination of employment of any person who was an officer or employee of Haven or CFS Bank prior to the Effective Time prior to the first anniversary of the Effective Time, such person shall only be eligible for severance benefits under the plans referred to in the preceding sentence. Thereafter, such person shall be entitled to a severance benefit under the severance plan maintained by Queens or Queens Bank.

            (ii) The amounts payable under the CFS Bank bonus programs shall be determined for the period from January 1, 2000 through the Closing Date, except that (A) the adjusted pre-tax net income and target goals shall be adjusted and pro-rated for the portion of the year from January 1, 2000 through the Closing
Date and (B) payments thereunder, as so adjusted, shall be made as of the
Closing Date.

            (iii) Before the Effective Time, Haven may, in its sole and absolute discretion, in accordance with applicable law, terminate any employee stock ownership plan maintained by Haven ("Haven's ESOP") and cause Haven's ESOP to sell unallocated shares held in the ESOP to the extent necessary to pay in full any outstanding ESOP loan. In such event, any remaining unallocated shares shall be distributed to the accounts of Haven's ESOP participants as investment earnings in proportion to the amount held in each participant's account as of the termination date.

         Section 4.17. Advisory Board. Queens shall, promptly following the
Effective Time, cause all of the members of Haven's Board of Directors as of the date of this Agreement, other than the New Queens Directors, New Queens Bank
Directors and Continuing CFS Bank Directors who are willing to so serve to be elected or appointed as members of Queens' advisory board ("Advisory Board"), the function of which shall be to advise Queens with respect to deposit and lending activities in Haven's former market area and to maintain and develop customer relationships. The members of the Advisory Board shall be elected to serve an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee for such service of $30,000, payable in monthly installments or in one lump sum at any time in advance at the option of Queens.

                                    ARTICLE V

                           CONDITIONS TO CONSUMMATION

         Section 5.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

         (a) this Agreement shall have been approved by (i) the requisite vote of Haven's stockholders in accordance with applicable law and regulations and
(ii) the requisite vote of Queens' stockholders in accordance with applicable law and regulations;

         (b) (i) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired;
and (ii) all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby (the "Third Party Non-Regulatory Consents")
shall have been obtained or made except for those Third Party Non-Regulatory
Consents the failure to obtain would not have, or would not be reasonably likely to have, a Material Adverse Effect (x) on Haven and its Subsidiaries taken as a whole or (y) on Queens and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which (A) would have, or would be reasonably likely to have, a Material Adverse
Effect on (x) Haven and its Subsidiaries taken as a whole or (y) Queens and its
Subsidiaries taken as a whole; or (B) which would reduce, or would be reasonably likely to reduce, the benefits of the transactions contemplated hereby to such a degree that the Board of Directors of Queens determines, in its reasonable good faith judgement, that Queens would not have entered into this Agreement had such term or condition been known at the date hereof.

         (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this
Agreement;

         (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement;

                                      A-28

         (e) the Registration Statement shall have been declared effective by the SEC, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

         (f) Queens shall have caused to be listed on the Nasdaq Stock Market, or on such other market on which shares of Queens Common Stock shall then be trading, subject only to official notice of issuance, the shares of Queens
Common Stock to be issued by Queens in exchange for the shares of Haven Common
Stock.

         Section 5.2. Conditions to the Obligations of Queens. The obligations of Queens to effect the Merger, and any other transactions contemplated by this
Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Queens:

         (a) each of the obligations of Haven required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Haven contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this
Agreement and as of the Effective Time as though made at and as of the Effective
Time (except as to any representation or warranty which specifically relates to an earlier date). Queens shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Haven;

         (b) all action required to be taken by, or on the part of, Haven to authorize the execution, delivery and performance of this Agreement and the consummation by Haven of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Haven, as the case may be, and Queens shall have received certified copies of the resolutions evidencing such authorization;

         (c) Haven shall have obtained the consent or approval of each person
(other than the regulatory approvals or consents referred to in Section 5.1(b))
whose consent or approval shall be required in order to consummate the Merger or to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of Haven or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Haven or its Subsidiaries is a party or is otherwise bound;

         (d) Neither a Distribution Date nor a Shares Acquisition Date, as such terms are defined in Haven Rights Agreement, shall have occurred, and Haven
Preferred Share Purchase Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger, and Haven Preferred
Share Purchase Rights shall not become exercisable for capital stock of Queens upon consummation of the Merger;

         (e) Queens shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of Haven;

         (f) Queens shall have received an opinion of Sullivan & Cromwell, counsel to Queens, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Queens, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

            (i) no gain or loss will be recognized by Queens, Queens Bank, Haven or CFS Bank as a result of the Merger; and

            (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens Common Stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven Common Stock for Queens Common Stock pursuant to the Merger.

         Such opinion may be based on, in addition to the review of such matters of fact and law as Sullivan & Cromwell considers appropriate, (x)
representations made at the request of Sullivan & Cromwell by Queens, Queens
Bank, Haven, CFS Bank, stockholders of Queens or Haven, or any combination of such persons and (y) certificates provided at the request of Sullivan & Cromwell by officers of Queens, Queens Bank, Haven, CFS Bank and other appropriate persons.

                                      A-29

         Section 5.3. Conditions to the Obligations of Haven. The obligations of
Haven to effect the Merger and any other transactions contemplated by this
Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Haven:

         (a) each of the obligations of Queens, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Queens contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this
Agreement and as of the Effective Time as though made at and as of the Effective
Time (except as to any representation or warranty which specifically relates to an earlier date). Haven shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Queens;

         (b) all action required to be taken by, or on the part of, Queens to authorize the execution, delivery and performance of this Agreement and the consummation by Queens of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Queens, as the case may be, and Haven shall have received certified copies of the resolutions evidencing such authorization;

         (c) Queens shall have obtained the consent or approval of each person
(other than the regulatory approvals or consents referred to in Section 5.1(b))
whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Queens or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Queens (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

         (d) Haven shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of Queens;

         (e) Queens shall have taken such action as is required to assume the covenants and conditions to be performed or kept by Haven in the Indenture, dated as of February 12, 1997, in connection with Haven Capital Trust I, and the
Indenture, dated as of May 26, 1999, in connection with Haven Capital Trust II in supplemental indentures;

         (f) Haven shall have received an opinion of Thacher Proffitt & Wood, counsel to Haven, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Haven, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

            (i) no gain or loss will be recognized by Queens, Queens Bank, Haven or CFS Bank as a result of the Merger;

            (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens Common Stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven Common Stock for Queens Common Stock pursuant to the Merger;

            (iii) the tax basis of Queens Common Stock received by stockholders who exchange their Haven Common Stock for Queens Common Stock in the Merger will be the same as the tax basis of Haven Common Stock surrendered pursuant to the
Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

            (iv) the holding period of Queens Common Stock received by each stockholder in the Merger will include the holding period of Haven Common Stock exchanged therefor, provided that such stockholder held such Haven Common Stock as a capital asset on the Effective Date.

                                      A-30

         Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (x)
representations made at the request of Thacher Proffitt & Wood by Queens, Queens
Bank, Haven, CFS Bank, stockholders of Queens or Haven, or any combination of such persons and (y) certificates provided at the request of Thacher Proffitt &
Wood by officers of Queens, Queens Bank, Haven, CFS Bank and other appropriate persons.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1. Termination. This Agreement may be terminated, and the
Merger abandoned, at or prior to the Effective Time, either before or after its approval by the stockholders of Haven and Queens:

         (a) by the mutual consent of Queens and Haven, if the Board of
Directors of each so determines by vote of a majority of the members of its entire Board;

         (b) by Queens or Haven, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) the failure of the stockholders of Haven or Queens to approve the Agreement at its
Stockholder Meeting called to consider such approval; provided, however, that
Haven or Queens, as the case may be, shall only be entitled to terminate the
Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.8 and 4.9, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section
5.2(a) (in the case of termination by Queens) or Section 5.3(a) (in the case of the termination by Haven) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party or which breach is not capable of being cured by the date set forth in Section 6.1(d) or any extension thereof;

         (c) by Queens or Haven, by written notice to the other party, if either
(i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any court or governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

         (d) by Queens or Haven, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2001 unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

         (e) by Haven, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five day period commencing on the Valuation Date, such termination to be effective on the 15th business day following such Valuation Date, ("Effective Termination Date") if both of the following conditions are satisfied:

            (i) the Queens Market Value on the Valuation Date is less than an amount equal to 80% of the Initial Queens Market Value; and

            (ii) the Queens Ratio shall be less than 0.80 times the Index Ratio;

subject, however, to the following three sentences. If Haven elects to exercise its termination right pursuant to this Section 6.1(e), it shall give prompt written notice thereof to Queens within five business days of the Valuation
Date; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five business day period commencing with its receipt of such notice, Queens shall have the option to increase the consideration to be received by the holders of Haven Common
Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 0.832 multiplied by the
Initial Queens Market Value and the denominator of which is the Queens Market
Value, and (y) the quotient obtained by dividing (1) the product of the Index
Ratio and the Exchange Ratio (as then in effect) by (2) the Queens Ratio. If
Queens so elects, it shall give, within such five day period, written notice to
Haven of such election and

                                      A-31

the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.1(e) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger
Consideration shall have been so modified).

         For purposes of Section 6.1(e), the following terms shall have the meanings indicated below:

         "Average Index Price" shall mean the average of the daily Index Prices for the 15 consecutive full trading days immediately preceding the Valuation
Date.

         "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such companies ceases to be publicly traded or an Acquisition
Proposal involving any such companies is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price on the relevant dates. The 25 financial institution holding companies and the weights attributed to them are as follows:

HOLDING COMPANY                                                        WEIGHTING
---------------                                                        ---------

WASHINGTON FEDERAL, INC.                                                 7.95%
INDEPENDENCE COMMUNITY BANK CORP.                                       10.18
COMMERCIAL FEDERAL CORPORATION                                           8.59
WEBSTER FINANCIAL CORPORATION                                            6.45
DOWNEY FINANCIAL CORP.                                                   4.26
STATEN ISLAND BANCORP, INC.                                              5.65
RICHMOND COUNTY FINANCIAL CORP.                                          4.38
AMERICAN FINANCIAL HOLDINGS, INC.                                        4.37
MAF BANCORP, INC.                                                        3.55
FIRST SENTINEL BANCORP,  INC.                                            5.46
HARBOR FLORIDA BANCSHARES, INC.                                          3.96
FIRST INDIANA CORPORATION                                                1.91
FIRSTFED FINANCIAL CORP.                                                 2.63
UNITED COMMUNITY FINANCIAL CORP.                                         5.72
SEACOAST FINANCIAL SERVICES CORPORATION                                  3.85
OCEANFIRST FINANCIAL CORP.                                               1.82
INTERWEST BANCORP, INC.                                                  2.34
DIME COMMUNITY BANCSHARES, INC.                                          1.84
PFF BANCORP, INC.                                                        2.02
FIRST FEDERAL CAPITAL CORP.                                              2.77

                                      A-32

HOLDING COMPANY                                                        WEIGHTING
---------------                                                        ---------

PBOC HOLDINGS, INC.                                                      3.01
FIRST FINANCIAL HOLDINGS INC.                                            2.02
ANDOVER BANCORP, INC.                                                     .96
VIRGINIA CAPITAL BANCSHARES, INC.                                        1.56
CFS BANCORP, INC.                                                        2.75

         "Index Price" on a given date shall mean the sum of the following: the closing sales price of a share of common stock of each company comprising the
Index Group (as reported for such date on the consolidated transaction reporting system for the stock exchange or market on which such common stock is principally traded, multiplied by the applicable weighting for such common stock.

         "Initial Queens Market Value" means the average of (i) $18.125 and (ii)
the closing sales price of Queens Common Stock on the Starting Date, as reported on the Nasdaq Stock Market. The Initial Queens Market Value shall be equitably adjusted to take into effect any stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Valuation Date.

         "Index Ratio" shall mean the quotient of the Average Index Price divided by the Index Price on the Starting Date.

         "Queens Market Value" shall be the average of the closing sale prices of a share of Queens Common Stock, as reported on the principal stock exchange or trading system upon which Queens Common Stock is then trading, for the 15 consecutive trading days immediately preceding the day on which the approval of the FRB is received (such date being referred to herein as the "Valuation
Date").

         "Queens Ratio" shall mean the quotient of the Queens Market Value divided by the Initial Queens Market Value.

         "Starting Date" shall mean June 28, 2000.

         "Valuation Date" shall have the meaning set forth in this Section
6.1(e).

         If Queens or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this
Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this
Section 6.1(e).

         Section 6.2. Effect of Termination. In the event of the termination of this Agreement by either Queens or Haven, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under Section 4.3(a) (the last three sentences only), Section 6.2 and Section
8.6 shall survive.

                                      A-33

                                   ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         Section 7.1. Effective Date and Effective Time. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of
Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a
date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of regulatory and governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the
Closing Date, Queens and Haven shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or at such time as may be specified in such
Certificate of Merger. The date of such filing or such later effective time as specified in the Certificate of Merger is herein referred to as the "Effective
Date." The "Effective Time" of the Merger shall be as set forth in the
Certificate of Merger.

         Section 7.2. Deliveries at the Closing. Subject to the provisions of
Articles V and VI, on the Closing Date there shall be delivered to Queens and
Haven the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII

                              CERTAIN OTHER MATTERS

         Section 8.1. Certain Definitions; Interpretation. As used in this
Agreement, the following terms shall have the meanings indicated:

                  "business day" means each day except Saturday, Sunday or a day on which banking institutions in New York are authorized or required by law to remain closed.

                  "material" means material to Queens or Haven (as the case may
         be) and its respective Subsidiaries, taken as a whole.

                  "person" includes an individual, corporation, limited
         liability company, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections, Exhibits or
Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this
Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include,"
"includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

         Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the
Effective Time, including Sections 4.14, 4.15, and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.3(a), Section 6.2, and
Section 8.6 shall survive such termination.

         Section 8.3. Waiver; Amendment. Prior to the Effective Time, any
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Haven or Queens, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the DGCL or federal banking laws, rules and regulations.

                                      A-34

xxxx         Section 8.4. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

         Section 8.6. Expenses. Except as provided in Section 4.3, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         Section 8.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

                  If to Haven, to:

                           Haven Bancorp, Inc.
                           615 Merrick Avenue
                           Westbury, New York  11590
                           Facsimile:  516-683-8344
                           Attention:  Philip S. Messina, Chairman and Chief
                           Executive Officer and William J.
                           Jennings II, President and Chief
                           Operating Officer;

                  With copies to:

                           Thacher Proffitt & Wood, 38th Floor
                           Two World Trade Center
                           New York, New York  10048
                           Facsimile:  212-912-8371
                           Attention:  Omer S.J. Williams, Esq.

                  If to Queens, to:

                           Queens County Bancorp, Inc.
                           38-25 Main Street
                           Flushing, New York  11354
                           Facsimile:  718-359-0888
                           Attention:  Joseph R. Ficalora, Chairman, President
                           and Chief Executive Officer

                  With copies to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Facsimile:  212-558-3345
                           Attention:  Mark J. Menting, Esq.

         Section 8.8. Entire Agreement; etc. This Agreement, the Option
Agreement and the Disclosure Letters together with any ancillary voting agreements and the affiliate letters described in Section 4.11 hereof (the
"Covered Agreements") represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections
4.13 and 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The confidentiality agreement referred to in Section 4.1 hereof is hereby terminated. Nothing herein shall be deemed to prohibit Queens from acquiring up to 4.9% of Haven's then outstanding Common Stock

                                      A-35

         Section 8.9. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other party.

         Section 8.10. Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under any of the Covered Agreements is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, any of the covered Agreements, or the transactions contemplated by any of the Covered Agreements. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.10.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       QUEENS COUNTY BANCORP, INC.

                                       By: /S/ Joseph R. Ficalora
                                           ------------------------------------
                                            Joseph R. Ficalora
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                       HAVEN BANCORP, INC.

                                       By: /S/ Philip S. Messina
                                           -------------------------------------
                                            Philip S. Messina
                                            Chairman of the Board
                                            and Chief Executive Officer

                                      A-36

Exhibit A
---------

[FORM OF AFFILIATE LETTER]

                                                              June 27, 2000

Queens County Bancorp, Inc.
38-25 Main Street, 2nd Floor
Flushing, New York  11354

Attention:        Mr. Joseph R. Ficalora
                  Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated as of June
__, 2000 (the "Merger Agreement"), by and between Queens County Bancorp, Inc., a
Delaware corporation ("Queens") and Haven Bancorp, Inc., a Delaware corporation
("Haven"). The Merger Agreement provides, among other things, for the merger of
Haven with and into Queens, with Queens being the surviving entity (the
"Merger"). Upon consummation of the Merger, each share of Haven common stock, par value $0.01 per share ("Haven Common Stock") other than Excluded Shares (as defined in the Merger Agreement) will become and be converted into the right to receive 1.04 shares of common stock, par value $0.01 per share, of Queens
("Queens Common Stock") as determined pursuant to Section 1.2 of the Merger
Agreement. This Letter Agreement is being entered into pursuant to Section 4.11 of the Merger Agreement.

         I have been advised that (i) the Merger constitutes a transaction covered by Rule 145 of the Rules and Regulations (the "Regulations") of the
Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (ii) I may be deemed to be an affiliate of
Haven, as the term "affiliate" is defined for purposes of Rule 145 under the
Act; and that, accordingly, the shares of Queens Common Stock that I may acquire in connection with the Merger may be disposed of only in conformity with the provisions hereof.

         I hereby represent and warrant to, and covenant with, Queens as follows:

         1. I have full power to execute this Letter Agreement, to make the representations, warranties and agreements herein and to perform my obligations hereunder.

         2. I have carefully read this Letter Agreement and, to the extent I felt necessary, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Queens Common
Stock with my counsel or counsel for Haven.

         3. In the event I receive any shares of Queens Common Stock in exchange for shares of Haven Common Stock as a result of the consummation of the Merger, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any option, right or other interest (all such shares and securities being referred to herein as "Restricted Securities"), and with respect to any such Restricted Securities:

                  (A) I will not make any sale, transfer or other disposition of
         Restricted Securities in violation of the Act or the Regulations.

                                      A-37

                  (B) I have been advised that the shares of Queens Common Stock to be issued in the Merger have been registered under the Act by a
         Registration Statement of Queens on Form S-4. However, I have also been advised that because (i) at the time of the submission of the Merger
         Agreement to a vote of the stockholders of Haven, I may be deemed an affiliate of Haven, and (ii) the distribution by me of Queens Common
         Stock has not been registered under the Act, that I may not sell, transfer or otherwise dispose of Queens Common Stock issued to me in the Merger or other Restricted Securities unless (a) such sale, transfer or other disposition has been registered under the Act, (b)
         such sale, transfer or other disposition is made in conformity with the volume and other limitations imposed by Rule 145 under the Act, or (c)
         in the opinion of counsel reasonably acceptable to Queens, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  (C) I understand that Queens is under no obligation to
         register the sale, transfer or other disposition of shares of Queens
         Common Stock or other Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  (D) I also understand that stop transfer instructions will be given to Queens' transfer agent with respect to my Restricted
         Securities and that there will be placed on the certificates for
         Restricted Securities issued to me, or any substitutions therefor, a legend stating in substance:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
                  TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF
                  1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS
                  CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE
                  TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND
                  QUEENS COUNTY BANCORP, INC. ("QUEENS"), A COPY OF WHICH
                  AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF QUEENS. A COPY
                  OF SUCH AGREEMENT SHALL BE PROVIDED, WITHOUT CHARGE, UPON
                  RECEIPT BY QUEENS OF A WRITTEN REQUEST.

                  (E) Unless a transfer of Restricted Securities is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to any effective registration statement under the Act, Queens reserves the right to put an appropriate legend on the certificate issued to my transferee.

                  (F) It is understood and agreed that the legends set forth in paragraphs D and E above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to
         Queens' transfer agent removing such stop transfer instructions, if I shall have delivered to Queens (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Queens, or other evidence reasonably satisfactory to Queens, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii)
         reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act.

         4. I recognize and agree that the foregoing provisions also apply to
(A) my spouse, (B) any relative of mine or my spouse occupying my home, (C) any trust or estate in which I, my spouse or any such relative owns at least 10%
beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (D) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest. It is understood that this Letter Agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledgee holding securities restricted pursuant to this Letter Agreement.

         5. I will (a) vote all shares of Haven Common Stock I then own in favor of the Merger Agreement and the Merger at any meeting or meetings of Haven's stockholders called to vote upon the Merger Agreement and the Merger and (b) not vote such shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any other Acquisition
Proposal (as defined in the Merger Agreement).

                                      A-38

         6. Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Haven, as described in the second paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         7. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

                                             Very truly yours,

                                             Name:

Acknowledged as of the date
first written above

Queens County Bancorp, Inc.

By:
     --------------------------------
     Name:
     Title:

                                      A-39